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                                                                   EXHIBIT 23.4

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-4 of (i) our report dated February 27, 1998, except for Note 17, for which the date is March 5, 1998, on our audits of the financial statements and financial statement schedules of Kimco Realty Corporation as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 and (ii) our report dated January 20, 1998, on our audit of the combined historical summary of revenue and certain operating expenses of certain acquired properties for the year ended December 31, 1996. We also consent to the references to our firm under the caption "Experts."

                                      /s/ COOPERS & LYBRAND L.L.P.



New York, New York
May 14, 1998